Exhibit 99.1
Zapata Corporation Files 12B-25 Notice to Extend the Filing Due Date
of its Annual Report on Form 10-K
ROCHESTER, N.Y. – March 17, 2006 — Zapata Corporation (NYSE: ZAP) today announced that it has filed a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission (“SEC”), in order to extend the filing due date for its Annual Report on Form 10-K for the year ended December 31, 2005. This filing extends the March 16, 2006 filing due date for up to fifteen calendar days under SEC rules. The Company expects to file its Form 10-K within the fifteen-day extension period.
Although management believes the preparation of its Form 10-K is substantially complete, the Company will be unable to file the 2005 10-K by the deadline, without unreasonable effort or expense, because management needs additional time to finalize its review of the Company’s financial statements and its assessment of its internal control over financial reporting as of December 31, 2005, as required by Section 404 of the Sarbanes-Oxley Act of 2002. The extension is needed to permit the Registrant the time necessary to complete its analysis of the deferred and current tax accounts, and to determine the impact between and among interim periods.
Based on the assessment of the Registrant’s internal control over financial reporting performed to date, the Registrant believes it is possible that it would conclude that one or more material weaknesses may exist in its internal control over financial reporting as of December 31, 2005, which would preclude the Registrant from concluding that its internal control over financial reporting was effective as of such date. The ultimate conclusions in this regard are subject to completion of the Company’s assessment that is currently in process. The Registrant currently expects to be able to complete such assessment within the time provided by this Form 12b-25, at which time the Registrant would file its complete 2005 10-K, including management’s report on internal control over financial reporting.
The Registrant, based on unaudited and preliminary numbers, is estimating a consolidated net loss of approximately $9.4 million for the year ended December 31, 2005 as compared to net income of $3.7 million for the year ended December 31, 2004. This decrease in consolidated net income was primarily the result of Zapata’s recognition of a loss on the sale of its shares of Safety Components International, Inc. (OTCBB: SAFY) common stock and Omega Protein’s losses related to Hurricanes Katrina and Rita. For the quarter ended December 31, 2005, the Company is estimating consolidated net income of $3.2 million as compared to $314,000 in the fourth quarter of 2004. This increase in consolidated net income resulted primarily from the elimination of deferred tax liabilities which had been established during periods in which Safety Components was consolidated for book purposes and not consolidated for tax purposes, partially offset by a reduction in net income contributed by Omega Protein.
About Zapata:
Zapata is a holding company which currently has one operating company, Omega Protein Corporation, in which the Company had a 58% ownership interest in at December 31, 2005. In addition, Zapata owns 98% of Zap.Com Corporation (OTCBB: ZPCM), which is a public shell company.
On December 8, 2005, Zapata announced that its Board of Directors had authorized management to seek a buyer for its 58% ownership interest in Omega Protein. There can be no assurance, that a satisfactory transaction involving Omega Protein will emerge, the timing of any such transaction, if any, or whether the transaction will ultimately enhance Zapata stockholder value or how that value will be realized.
Zapata effected an eight-for-one stock split of its outstanding shares of common stock, par value $.01 per share, effective at the close of business on April 6, 2005. All share information on the financial statements and in this release, including per share amounts, have been proportionally adjusted as if the eight-for-one stock split had been effective as of the date or period presented.
The Company makes certain reports available free of charge on its website at www.zapatacorp.com as soon as reasonably practicable after this information is electronically filed, or furnished to, the United States Securities and Exchange Commission.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are “forward-looking” statements that involve risks and/or uncertainties including without limitation, risks related to management’s estimate of the time needed to complete the assessment of internal controls and file its Annual Report in a timely manner, risks related to possible material weaknesses in internal controls over financial reporting and those risks as described in the “Significant Factors That Could Affect Future Performance and Forward-Looking Statements” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2005. You are cautioned not to place undue reliance on any forward-looking statements. The Company’s actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.
Contact:
Zapata Corporation
Leonard DiSalvo, CFO
585/242-8703
http://www.zapatacorp.com